Exhibit 99.1

ChoicePoint® Increases Available Authorization to $1.025 Billion

Under Repurchase Plan

ALPHARETTA, Georgia. – August 8, 2007 – The Board of Directors of ChoicePoint Inc. (NYSE: CPS) has increased the value of the company’s current share repurchase program by $300 million to a total value of $1.025 billion.

“This week ChoicePoint celebrates its tenth anniversary as a publicly traded company,” noted Chairman and Chief Executive Officer Derek V. Smith. “Our Board’s decision to extend and increase the share buyback is a great way to honor our heritage and to reaffirm our strategy of providing shareholder value, a great work experience and innovative customer solutions that help reduce risk.”

After today’s action, $333.9 million remains available under the plan first authorized by the Board of Directors in July 2005. The Board has extended the repurchase plan, originally set to expire in August 2007, through August 2009.

The Board’s decision is effective immediately.

ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.